UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported:)	June 6, 2016

Tandy Leather Factory, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation

1-12368	75-2543540
(Commission File Number)	(IRS Employer Identification Number)

1900 Southeast Loop 820, Fort Worth, Texas	76140
(Address of principal executive offices)	(Zip Code)

(817) 872-3200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 6, 2016, Tandy Leather Factory, Inc. (the “Company”) extended the expiration date of its Rights Agreement (the “Rights Agreement”) for one year.  The extended expiration date is now June 6, 2017.  All other terms remain the same.

Item 5.02.  Departure of Dirctors or Certain Officers, Election of Directors; Appointment of Certina Officers; Compensatory Arrangements of Certain Officers

Effective June 7, 2016, the Board of Directors named its Chief Financial Officer and Treasurer, Shannon L. Greene, as the Company’s Chief Executive Officer.  Also effective June 7, 2016, the Board of Directors named Mark Angus, Senior Vice President, as the Company’s President.  Ms. Greene and Mr. Angus were named interim CEO and interim President, respectively, in February 2016, following the resignation of Jon Thompson, the company’s prior CEO and President.

Item 5.07  Submission of Matters to a Vote of Security Holders.

The Company’s annual meeting of stockholders was held on June 7, 2016.  The two proposals considered at the annual meeting were voted on as follows:

Proposal 1:  The election of eight directors for the ensuing year.  The number of votes cast for and withheld for each nominee for director is set forth below:

Nominee:	For:	Withheld:
Mark Angus	6,548,059	533,894
Jefferson Gramm	6,510,625	571,328
Shannon L. Greene	6,426,547	655,406
T. Field Lange	6,717,384	364,569
Joseph R. Mannes	6.095,204	986,749
L. Edward Martin III	6,841,347	240,606
James Pappas	6,830,575	251,378
William M. Warren	6,547,934	534,019

Proposal 2:  Advisory vote regarding executive compensation.  The number of votes cast for and against this proposal, as well as the number of abstentions with respect to this proposal, are set forth below:

For:	Against:	Abstain:
6,901,373	91,342	89,238

Item 8.01 Other Events

On June 7, 2016, the Board of Directors authorized the repurchase by the Company of an additional one million shares of the Company’s common stock under its ongoing share repurchase program. This authorization expires on August 9, 2016 and is in addition to the 150,793 million shares that remained available for repurchase as of June 7, 2016 under an existing authorization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY LEATHER FACTORY, INC.

Date: June 10, 2016	By: /s/ Shannon L. Greene
Shannon L. Greene, Chief Executive Officer